Exhibit 10.42

FINAL

Confidential

ASSET PURCHASE AGREEMENT

by and among

HIGHER EDUCATION PARTNERS LLC

and

THE PRINCETON REVIEW, INC.

Dated as of April 25, 2011

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of April 25, 2011, by and among Higher Education Partners LLC, a Delaware limited liability company (“Buyer”), and The Princeton Review, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller conducts the Business (as defined below);

WHEREAS, Buyer desires to purchase all of the assets, properties and rights owned, used or held for use by Seller in connection with the Business as set forth on Schedule 2.1, and assume the liabilities of Seller relating to the Purchased Assets as set forth on Schedule 2.3, and Seller desires to sell such assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings indicated when used in this Agreement:

“Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Allocation” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Arbiter” shall mean Grant Thornton LLP.

“Assigned Contracts” shall have the meaning ascribed thereto in Section 4.7 hereof.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 2.3 hereof.

“BCC Collaboration” means that certain Collaboration Agreement between Seller and Bristol Community College dated as of September 3, 2010.

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“BCC Collaboration Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 6.2(f).

“BCC Curriculum Content” shall have the meaning ascribed thereto in Schedule 2.1.

“Business” shall mean Seller’s community college collaboration business, including the BCC Collaboration and other work product associated with ongoing discussions with Northern Essex Community College, Quinsigamond Community College, Massasoit Community College, Springfield Technical Community College and Roxbury Community College.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the Commonwealth of Massachusetts.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer Disclosure Schedule” shall have the meaning ascribed thereto in Article III hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Reimbursement Payment” shall have the meaning ascribed thereto in Section 5.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Employee Release” shall have the meaning ascribed thereto in Section 6.3(h) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hired Employees” has the meaning ascribed thereto in Section 5.4(a) hereof.

“Hired Employees Reimbursement” has the meaning ascribed thereto in Section 5.4(b) hereof.

“IRS” shall mean the Internal Revenue Service.

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“Knowledge of Buyer” shall mean the actual knowledge of Michael Perik, Gerard Kavanaugh, Nicole Rowe, George Zainyeh or Jonathon Muller.

“Knowledge of Seller” shall mean the actual knowledge of Chris Kasper, the Chief Financial Officer of the Seller, Neal Winneg, the General Counsel of Seller, or Mark Schroeder, the Assistant Controller of the Seller, after reasonably inquiring of those employees who report to each such individual.

“Lease” shall mean that certain lease of the Leased Property by and between Seller as lessee and Purchase Street Ventures, LLC as lessor.

“Lease Assignment and Assumption Agreement” shall have the meaning ascribed thereto in Section 6.2(d).

“Leased Property” shall mean that certain space at 800 Purchase Street, New Bedford, Massachusetts covered by the Lease.

“Lenders’ Consent” shall have meaning ascribed thereto in Section 6.2(c).

“Liability” and “Liabilities” shall mean any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Massachusetts Courts” shall have the meaning ascribed thereto in Section 8.6 hereof.

“Non-Competition Agreement” shall mean the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A.

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past practices (including with respect to quantity and frequency).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity or any Governmental Authority.

“Purchased Assets” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchase Price” shall have the meaning ascribed thereto in Section 2.5 hereof.

“SEC” shall mean the Securities and Exchange Commission.

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“Section 1060 Forms” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Seller Specified Account” shall mean the bank account specified by Seller in writing at least one (1) Business Day prior to the anticipated Closing Date.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additions attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trademark” shall have the meaning ascribed thereto in Schedule 2.1.

“Transfer Documents” shall have the meaning ascribed thereto in Section 2.8(a) hereof.

“Transaction Related Documents” shall mean the Non-Competition Agreement, the BCC Collaboration and Assignment Agreement, the Lease Assignment and Assumption Agreement, the other Transfer Documents and all other certificates and agreements delivered pursuant to the terms of this Agreement.

“U.S.” shall mean the United States of America.

“Zainyeh Agreement and General Release” shall have the meaning ascribed thereto in Section 6.2(g) hereof.

ARTICLE II - PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase from Seller, and

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Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of the rights, titles and interests of Seller in, to and under all of the assets, properties and rights of every kind and description that are set forth on Schedule 2.1 (the “Purchased Assets”).

2.2 Excluded Assets. Notwithstanding Section 2.1 above, all assets of Seller other than the Purchased Assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing Buyer shall pay, discharge and perform when due, as appropriate, the Liabilities of Seller set forth on Schedule 2.3 (individually and collectively, the “Assumed Liabilities”).

2.4 Excluded Liabilities. Notwithstanding Section 2.3 above, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”).

2.5 Purchase Price. On the Closing Date, (i) Buyer shall deposit in the Seller Specified Account by wire transfer $2,872,990.98 (Two Million Eight Hundred Seventy-Two Thousand, Nine Hundred Ninety Dollars and Ninety-Eight Cents)1 in immediately available funds (the “Purchase Price”), and (ii) Buyer shall assume the Assumed Liabilities.

2.6 Allocation of Purchase Price. Within thirty (30) days following the Closing Date, Buyer shall prepare and present to Seller a written allocation of the sum of the amounts described in clauses (i) and (ii) of Section 2.5 (including amounts described in clause (ii) to the extent they are liabilities taken into account in determining Buyer’s Tax basis in the Purchased Assets), pursuant to Section 1060 of the Code and any other applicable Tax laws, among the Purchased Assets and the Non-Competition Agreement for all Tax purposes in accordance with this Section 2.6 (the “Allocation”). Within fifteen (15) days following receipt of the Allocation from Buyer, Seller may notify Buyer in writing that it does not consent to the use of the Allocation prepared by Buyer, such consent not to be unreasonably withheld or conditioned, identifying with specificity those items in the Allocation with which it disagrees. If Seller fails to provide such notice within the fifteen (15) day period, it shall be treated as having agreed to the Allocation prepared by Buyer. If Seller timely provides such notice and Buyer and Seller are unable to resolve Seller’s objections with fifteen (15) days of Buyer’s receipt of such notice, any remaining disputed items shall be submitted to the Arbiter for resolution (the cost of which shall be equally borne by Buyer and Seller). Buyer and the Seller shall use their reasonable best efforts to cause the Arbiter to complete its resolution of such disputed items within fifteen (15)

[1]	Calculated pursuant to Appendix A hereto. In the event that Buyer presents to Seller prior to the Closing an invoice evidencing an unpaid Liability of the Business to Bristol Community College from prior to 2/28/2011 in connection with a course delivered to the Institute for Labor Studies & Research, and if such Liability was not already factored into the Purchase Price, then such Liability shall be an Assumed Liability hereunder and the Purchase Price will be adjusted downward by the amount of such Assumed Liability; provided that in no event will the Purchase Price be adjusted downward as a result of such Assumed Liability by more than $5,000.

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days of its appointment. Except as otherwise required by Law, Buyer and Seller shall timely file in the manner required by applicable law all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation (whether mutually agreed to or resolved by the Arbiter) and shall refrain from taking any action inconsistent therewith.

2.7 Closing Matters.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the second (2nd) Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) or at such other time or on such other date and at such place as may be mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier).

(b) Subject to the conditions set forth in this Agreement (including the execution of the ancillary agreements described in Article VI hereof), the Parties shall consummate the following on the Closing Date:

(i) Seller shall deliver to Buyer the Purchased Assets;

(ii) Buyer shall deposit or cause to be deposited the Purchase Price in the Seller Specified Account (in accordance with the provisions of Section 2.5);

(iii) Buyer shall assume the Assumed Liabilities; and

(iv) the parties shall deliver or cause to be delivered the Transfer Documents (as per Section 2.8) and certificates and other documents and instruments required to be delivered by or on behalf of a party under this Agreement.

2.8 Transfer Documents.

(a) Seller and Buyer shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, or cause their respective Affiliates to enter into, on the Closing Date separate bills of sale and assignment and assumption agreements (collectively, the “Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.

(b) The Transfer Documents shall be in substantially the form attached hereto as Exhibit B.

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(c) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail.

2.9 Sales and Transfer Taxes. All sales (including bulk sales), transfer and similar Taxes, if any, payable in connection with the transactions contemplated by this Agreement shall be paid by Buyer and Seller, with each party paying one-half of the aggregate amount of any such taxes. Seller shall be responsible for any income tax payable by Seller as a result of the transactions contemplated by this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Buyer hereby represents and warrants to Seller as follows:

3.1 Corporate Organization. Buyer is a Delaware limited liability company validly existing and in good corporate standing under the laws of Delaware. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The certificate of formation of Buyer, a copy of which has previously been made available to Seller, is a true, correct, and complete copy of such document as currently in effect.

3.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of Buyer. No corporate or similar proceedings (including shareholder action or limited partner consent) on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 Consents and Approvals. None of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or

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breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

3.4 Broker’s Fees. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.5 Legal Proceedings. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

3.6 Financing. At the Closing, and subject to the satisfaction of closing conditions set forth in Article VI, Buyer will have sufficient financing to consummate the transactions contemplated by this Agreement.

3.7 Knowledge of Liabilities. To the Knowledge of Buyer, there are no outstanding Liabilities arising from the operation of the Business except to the extent set forth on Schedule 2.3.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Buyer (the “Seller Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Seller hereby represents and warrants to Buyer as follows:

4.1 Corporate Organization. Seller is a corporation, validly existing and in good corporate standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation and bylaws of Seller, copies of which have previously been made available to Buyer, are true, correct, and complete copies of such documents as currently in effect.

4.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Related Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery

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and performance of this Agreement and the Transaction Related Documents and the approval of the consummation of the transactions contemplated hereby and thereby have, as of the date hereof, been duly and validly adopted and approved by a vote of the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Related Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Transaction Related Documents to which Seller is a party when executed and delivered by Seller will be, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3 No Violation; Required Filings and Consents. Except (a) for filings required by the Exchange Act and (b) as otherwise set forth in Section 4.3 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the Transaction Related Documents by Seller, the consummation by Seller of the transactions contemplated hereby or thereby and compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which Seller is a party or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

4.4 Broker’s Fees. Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.5 Legal Proceedings. To the Knowledge of Seller, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against Seller that (a) relate to or arise from the Business or the operation thereof, the Purchased Assets or the Assumed Liabilities or (b) seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

4.6 Purchased Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Purchased Assets purported to be owned by Seller, and the legal and valid right to use all other Purchased Assets used or held for use by Seller, free and clear of all Liens; provided, that Seller makes no representation or warranty with respect to its rights in or title to the BCC Curriculum Content or the Trademark.

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4.7 Assigned Contracts. To the Knowledge of Seller, Seller is not in breach or default under the terms of the Lease or the BCC Collaboration (together, the “Assigned Contracts”) and, to the Knowledge of Seller, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by Seller, nor to the Knowledge of Seller, has Seller received any notice of any breach or default or alleged breach or default under the Lease or the BCC Collaboration. To the Knowledge of Seller, no other party to the Lease or the BCC Collaboration is in breach or default under the terms thereof, and, to the Knowledge of Seller, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor to the Knowledge of Seller, has Seller received any notice of any breach or default by any such party.

4.8 Compliance with Laws. To the Knowledge of Seller, Seller has complied and is in compliance with all laws, rules and regulations applicable to the Purchased Assets and the Business and Seller’s ownership, use and operation thereof.

ARTICLE V - ADDITIONAL AGREEMENTS

5.1 Conduct of Business Pending the Closing. At all times from the execution of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by law or as contemplated elsewhere in this Agreement, Seller shall use it commercially reasonable efforts to operate the Business in all material respects in the Ordinary Course of Business and in compliance in all material respects with all applicable laws, rules and regulations, and shall use commercially reasonable efforts to preserve substantially intact the Business and the Purchased Assets, to maintain in effect the Assigned Contracts and to preserve the present relationships of Seller with suppliers and customers of the Business. Without limiting the foregoing, Seller agrees that it shall not sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Purchased Asset, or amend, modify or terminate either Assigned Contract. Buyer acknowledges that the termination or resignation of any Hired Employee prior to the Closing shall not be deemed a violation of this Section 5.1.

5.2 Cooperation and Consents. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them.

5.3 Access to Information. Prior to the Closing Date and upon reasonable notice, Seller shall afford to Buyer and its representatives reasonable access during normal working hours to all of its properties, books, contracts and records relating to the Purchased Assets or the Business and Seller shall furnish promptly to Buyer all such information as Buyer may reasonably request. No investigation pursuant to this Section 5.3 or otherwise shall affect any

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representations, warranties, covenants or agreements of Seller set forth herein. Further, from and after the Closing Date, Seller shall provide to Buyer, from time to time upon the request of the Buyer, copies of or access to books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Seller in any medium (including, where available, digital media) that relate to the Business, the Purchased Assets or the Assumed Liabilities.

5.4 Employment and Benefit Matters. Seller hereby acknowledges that the employees of Seller listed in Schedule 5.4 (the “Hired Employees”) intend to resign on or prior to the Closing Date and that Buyer intends to hire all such Hired Employees. Buyer shall not have any Liability with respect to any current or former employee of Seller, including, without limitation, any Hired Employee, arising from such Seller employee’s employment or engagement with the Seller or the termination of such Seller employee’s employment or engagement with the Seller, except to the extent specifically set forth in Section 5.5 and Schedule 2.3.

5.5 Closing Reimbursement Payment. Buyer shall reimburse Seller at the Closing (the “Closing Reimbursement Payment”) for (i) the Liabilities set forth on Schedule 5.5, which were paid by Seller after February 28, 2011, (ii) all wages and benefits of the Hired Employees to the extent set forth on Schedule 5.5 for the period from April 1, 2011 through the Closing Date, and (iii) all wages and benefits of George Zainyeh to the extent set forth on Schedule 5.5 for the period from April 1, 2011 through the Closing Date, provided that Seller has provided to Buyer, at least two (2) Business Days prior to Closing, evidence reasonably satisfactory to Buyer substantiating the amount of such wages and benefits and that the Liabilities in (i) above have been fully paid.

5.6 Further Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title in and to, the Purchased Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

5.7 Publicity. Buyer and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided however, that the parties hereto agree that Monitor Clipper Partners, LLC and its Affiliates may disclose information with respect to the transactions contemplated hereby to its limited partners without the consent of any party hereto.

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5.8 Transition. Seller shall, at no cost to Buyer, take all action reasonably requested by Buyer to effectively transition the Business, including the Purchased Assets, from Seller. Without limiting the generality of the foregoing, Seller shall, at no cost to Buyer, forward all telephone calls, correspondence, e-mails, inquiries and other information relating to the Business to Buyer in a timely and professional manner.

5.9 Collection of Accounts Receivable. After the Closing, Seller shall permit Buyer to collect, in the name of Seller, all accounts receivable included in the Purchased Assets and to endorse with the name of Seller for deposit in Buyer’s account any checks or drafts received in payment thereof. Seller shall promptly deliver to Buyer any cash, checks or other property that the Seller may receive after the Closing in respect of any such accounts receivable or other assets constituting part of the Purchased Assets.

ARTICLE VI - CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing if permissible under applicable law) at or prior to the Closing of the following conditions:

(a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(b) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the transactions contemplated hereby.

6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date). Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

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(c) Lender Consent and Release of Lien. Seller shall have (i) obtained the consent of its lenders set forth in Section 4.3 of the Seller Disclosure Schedule, in substantially the form of Exhibit C attached hereto (the “Lenders’ Consent”) to consummate the transactions contemplated by this Agreement, (ii) caused the lenders’ Lien on all of the Purchased Assets to be released and terminated as of the Closing, and (iii) delivered to Buyer evidence reasonably satisfactory to Buyer that all conditions to the Lenders’ Consent have been fully satisfied.

(d) Lease Assignment. Seller and the lessor under the Lease shall have entered into the Lease Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit D (the “Lease Assignment and Assumption Agreement”).

(e) Non-Compete. Seller shall have entered into the Non-Competition Agreement.

(f) BCC Collaboration. Seller and BCC shall have entered into the BCC Collaboration Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit E (the “BCC Collaboration Assignment and Assumption Agreement”).

(g) Zainyeh Agreement and General Release. Seller and George Zainyeh shall have entered into the Severance Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit F (the “Zainyeh Agreement and General Release”).

6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date). Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

(c) Lender Consent. Seller shall have (i) obtained the Lenders’ Consent and (ii) have caused its lenders’ Lien on the Purchased Assets to be released and terminated as of the Closing.

(d) Non-Compete. Buyer shall have entered into the Non-Competition Agreement.

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(e) BCC Collaboration. Buyer and BCC shall have entered into the BCC Collaboration Assignment and Assumption Agreement.

(f) Lease Assignment. Buyer and the lessor under the Lease shall have entered into the Lease Assignment and Assumption Agreement.

(g) Reimbursements. Buyer shall have delivered to Seller the Closing Reimbursement Payment.

(h) Resignation of Hired Employees. Each of the Hired Employees shall have resigned from Seller’s employment and executed and delivered the Employee Release in the form attached hereto as Exhibit G (the “Employee Release”).

(i) ZainyehAgreement and General Release. Buyer and George Zainyeh shall have entered into the Severance Assignment and Assumption Agreement.

6.4 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VII - INDEMNIFICATION

7.1 Indemnification by Seller. Seller shall indemnify Buyer, and its officers, directors, agents, Affiliates, representatives, successors and assigns (“Buyer Indemnitees”) from and against any and all direct or indirect claims, suits, actions, proceedings, liabilities, obligations, judgments, fines, penalties, losses and expenses of any kind (including, without limitation, the reasonable and documented fees and disbursements of counsel, accountants and other experts) (collectively, “Losses”), which may be incurred by such Buyer Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Seller in this Agreement as of the date hereof and as of the Closing Date;

(b) the breach of any agreement, covenant or obligation of Seller contained in this Agreement, or in the Non-competition Agreement, the BCC Collaboration Assignment and Assumption Agreement or the Lease Assignment and Assumption Agreement; and

(c) any Excluded Liabilities.

7.2 Indemnification by Buyer. Buyer shall indemnify Seller and its officers, directors, agents, Affiliates, representatives, successors and assigns (each, a “Seller Indemnitee” and together with the Buyer Indemnitees, the “Indemnitees”) from and against any and all Losses which may be incurred by such Seller Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Buyer in this Agreement as of the date hereof and as of the Closing Date;

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(b) the breach of any agreement, covenant or obligation of Buyer contained in this Agreement or in the Non-competition Agreement, the BCC Collaboration Assignment and Assumption Agreement, or the Lease Assignment and Assumption Agreement; and

(c) any Assumed Liability.

7.3 Limits on Indemnification. (a) In the event that an insurance or other recovery is made by any Indemnitee (as defined herein) with respect to any Loss for which any such Indemnitee has already been indemnified and paid hereunder, then a payment equal to the aggregate amount of the recovery (net of all direct collection expenses and related insurance premiums) shall be made promptly to the Indemnitor; provided, however, that the parties acknowledge that neither party has any obligation to obtain insurance (or assign any insurance policy that is already in existence) or pursue any recovery thereunder or otherwise.

(b) Except for Losses recovered by a third party under this Article VII, no party shall be liable to any other party for any special, consequential, punitive or exemplary damages.

7.4 Defense Against Claims by Third Parties. If any Indemnitee shall receive notice of any third party claim, suit, arbitration or other legal proceeding giving rise to indemnity under this Agreement (each, a “Third Party Claim”), the Indemnitee shall give the party from whom indemnification is sought (the “Indemnitor”) prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Article VII, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure. The Indemnitee may, upon prompt written notice furnished to the Indemnitor, defend any Third Party Claim with counsel of its own choosing at Indemnitor’s cost, and shall act in a commercially reasonable manner and in accordance with its good faith business judgment in handling such Third Party Claim. If the Indemnitee elects not to defend such Third Party Claim, the Indemnitee shall promptly provide notice to the Indemnitor who shall have ten (10) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim. If the Indemnitor furnishes such written acknowledgment and assumes the defense of the Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense. The Indemnitor shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld) provided, that, notwithstanding the foregoing, the Indemnitee shall be entitled to withhold its written consent to any settlement or compromise offers that would not release the Indemnitee from all liability upon the execution of any such settlement or compromise. If the Indemnitee assumes the defense of any such Third Party Claim (i) the Indemnitee may defend against the same in such manner as the Indemnitee may deem appropriate including, without limitation, settling such matter without the Indemnitor’s prior written consent, provided that,

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such settlement includes a release of Indemnitor with respect to such matter, and (ii) the Indemnitor shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense. The Indemnitee and the Indemnitor shall make available to each other and their counsel and accountants all books and records and information reasonably relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

7.5 Survival of Representations, Warranties and Covenants. Each of the representations, warranties and covenants contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of Buyer or Seller pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two (2) years following the Closing Date; provided, that, the representations and warranties set forth in Sections 3.2, 4.2 and 4.6 shall survive until the expiration of the applicable statute of limitations.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Buyer or Seller upon written notice to the other party hereto.

8.2 Effects of Termination. In the event of a termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Buyer, Seller or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 5.6 (Publicity), 8.2 (Effects of Termination), 9.1 (Expenses) and 9.6 (Governing Law; Jurisdiction and Venue) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, neither Buyer nor Seller shall be relieved or released from any Liabilities arising out of fraud or breach of any provision of this Agreement or any other agreement delivered in connection herewith prior to such termination.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

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8.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX - MISCELLANEOUS

9.1 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by internationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail, airmail if the party is outside the U.S. (return receipt requested) or sent by facsimile transmission (providing confirmation of transmission) or by electronic mail (providing confirmation of receipt) addressed as follows:

(a)	If to Buyer, to:

Higher Education Partners LLC

800 Purchase Street

4th floor

New Bedford, MA 02740

Attention: Michael Perik

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Facsimile No.: (617) 542-2241

Email Address: dzioze@mintz.com

Attn: Dean Zioze, Esq.

And

Monitor Clipper Partners

2 Canal Park

Asset Purchase Agreement – Page 18

Cambridge, MA 02141

Facsimile No.: (617) 252-2211

Email Address: mdonigan@monitorclipper.com

Attn: Meg Donigan

(b)	If to Seller, to:

The Princeton Review, Inc.

111 Speen Street

Framingham, MA 01701

Facsimile No.: (508) 663-5115

Email Address: nwinneg@review.com

Attn: General Counsel

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided that any notice received by facsimile transmission, electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.3 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties have participated jointly in negotiating and drafting this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

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9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of Buyer and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum.

9.7 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.8 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that either Seller or Buyer can assign a security interest in this Agreement to its respective lender. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.9 Injunctive Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached. Accordingly, (a) Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller or any agreement referenced herein, in addition to any other remedy to which such party is entitled at law or in equity and (b) Seller shall be entitled to seek an injunction or injunctions, without the posting of any bond to prevent breaches of this Agreement by Buyer or any agreement referenced herein, in addition to any other remedy to which such party is entitled at law or in equity.

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9.10 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

9.11 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each party certifies and acknowledges that (i) it understands and has considered the implications of waivers in Section 9.11(a) hereof, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers in Section 9.11 hereof.

9.12 Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with Article VII of this Agreement. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

[Remainder of Page has Been Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

HIGHER EDUCATION PARTNERS LLC

By:	/s/ Michael J. Perik
	Name:	Michael J. Perik
	Title:	Chief Executive Officer

THE PRINCETON REVIEW, INC.

By:	/s/ Christian G. Kasper
	Name:	Christian G. Kasper
	Title:	Executive Vice President and Chief Financial Officer